Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Director of Marketing & Communications (317) 972-7006 Direct jweigel@celadongroup.com	January 28, 2015

CELADON GROUP REPORTS DECEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and six months ended December 31, 2014, the second fiscal quarter of the Company’s fiscal year ending June 30, 2015.

Revenue for the quarter increased 14.9% to $222.4 million in the December 2014 quarter from $193.6 million in the December 2013 quarter.  Freight revenue, which excludes fuel surcharges, increased 19.1% to $187.2 million in the December 2014 quarter from $157.2 million in the December 2013 quarter.  Net income increased 66.7% to $8.5 million in the 2015 quarter from $5.1 million for the same quarter last year.  Earnings per diluted share increased 63.6% to $0.36 in the December 2014 quarter from $0.22 for the same quarter last year.

Revenue for the six months ended December 31, 2014 increased 12.8% to $415.8 million from $368.7 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 15.3% to $344.9 million in the December 2014 period from $299.2 million in the December 2013 period.  Net income increased 41.9% to $16.6 million in the December 2014 period from $11.7 million for the same period last year.  Earnings per diluted share increased 40.8% to $0.69 in the December 2014 period from $0.49 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments: “We are pleased with our overall improvement in our operating statistics.  The increase in average seated tractor count of 203, or 5.9%, to 3,621 in the December 2014 quarter compared with 3,418 in the December 2013 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  Our average revenue per tractor per week increased $269, or 9.3%, to $3,149 in the December 2014 quarter, from $2,880 in the December 2013 quarter.  In addition, our average revenue per loaded mile increased 10.2% to $1.798 per mile in the December 2014 quarter from $1.632 in the December 2013 quarter.  Excluding our most recent acquisition of A&S Kinard in the current quarter, our average revenue per loaded mile increased 5.2% to $1.717 per mile in the December 2014 quarter.

“The average age of the Company’s tractor fleet was 1.3 years as of December 2014 and the average age of the trailer fleet was 3.8 years as of December 2014.  Gains on sales of assets were $4.0 million in the December 2014 quarter compared with $0.8 million in the December 2013 quarter.  The Company is currently in the process of refreshing its tractor and trailer fleets.  Included in the gains on sales of assets is equipment sold independent of the disposition of equipment operated in the existing Celadon fleet.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At December 31, 2014, we had $267.5 million of stockholders' equity and our earnings before interest, taxes, depreciation and amortization was $33.3 million in the current December 2014 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On January 28, 2015, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending March 31, 2015.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on April 20, 2015 to shareholders of record at the close of business on April 3, 2015.

Conference Call Information

A conference call to discuss the second quarter results will be held Thursday, January 29 at 11:00 a.m. Eastern Time.  Participants can pre-register for the conference call by navigating to Celadon's Investor Relations Website, http://investors.celadontrucking.com, under the report center menu option.  For those without internet access or unable to pre-register may join the conference by dialing 1-412-317-6060 or 1-866-652-5200.  A replay of the webcast will be available through March 1, 2015 at http://investors.celadontrucking.com.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico.  Celadon also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2014	2013	2014	2013

REVENUE:
Freight revenue	$187,205	$157,241	$344,909	$299,197
Fuel surcharge revenue	35,166	36,354	70,878	69,500
Total revenue	222,371	193,595	415,787	368,697

OPERATING EXPENSES:
Salaries, wages, and employee benefits	63,569	53,905	120,791	100,558
Fuel	39,199	43,679	79,184	80,522
Purchased transportation	58,228	45,599	101,865	87,343
Revenue equipment rentals	2,648	1,577	5,238	3,229
Operations and maintenance	12,990	11,652	24,229	22,925
Insurance and claims	7,221	4,595	12,898	8,735
Depreciation and amortization	17,734	16,693	33,291	32,769
Communications and utilities	2,097	1,475	3,927	2,839
Operating taxes and licenses	3,699	3,293	7,013	6,125
General and other operating	3,427	2,956	6,882	5,098
General and other operating	(4,010)	(772)	(8,568)	(1,920)
Total operating expenses	206,802	184,652	386,750	348,223

Operating income	15,569	8,943	29,037	20,474

Interest expense	2,008	1,263	3,177	2,487
Interest income	(3)	(4)	(7)	(4)
Other income	(36)	(159)	(110)	(400)
Income before income taxes	13,600	7,843	25,977	18,391
Income tax expense	5,057	2,717	9,387	6,699
Net income	$8,543	$5,126	$16,590	$11,692

Income per common share:
Diluted	$0.36	$0.22	$0.69	$0.49
Basic	$0.37	$0.22	$0.71	$0.51

Diluted weighted average shares outstanding	23,991	23,679	23,963	23,671
Basic weighted average shares outstanding	23,327	22,995	23,284	22,963

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2014 and June 30, 2014
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	December, 31	June 30,
ASSETS	2014	2014
Current assets:
Cash and cash equivalents	$10,057	$15,508
Trade receivables, net of allowance for doubtful accounts of $918 and $942 at December 31, 2014 and June 30, 2014, respectively	119,965	105,968
Prepaid expenses and other current assets	36,241	26,288
Tires in service	2,066	2,227
Equipment held for resale	26,330	3,148
Income Tax Receivable	3,539	6,395
Deferred income taxes	6,973	7,651
Total current assets	205,171	167,185
Property and equipment	771,727	643,888
Less accumulated depreciation and amortization	147,772	151,059
Net property and equipment	623,955	492,829
Tires in service	2,422	2,720
Goodwill	39,086	22,810
Other assets	4,922	5,271
Total assets	$875,556	$690,815
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,360	$11,017
Accrued salaries and benefits	10,327	13,902
Accrued insurance and claims	11,514	11,568
Accrued fuel expense	9,880	11,306
Accrued purchase transportation	10,657	10,213
Other accrued expenses	31,749	25,490
Current maturities of long term debt	956	1,440
Current maturities of capital lease obligations	41,703	67,439
Total current liabilities	128,146	152,375
Capital lease obligations, net of current maturities	218,806	119,665
Long term debt, net of current maturities	167,953	75,436
Other long term liabilities	11,804	8,061
Deferred income taxes	81,384	76,275
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 24,175 and 24,060 shares at December 31, 2014 and June 30, 2014, respectively	798	794
Treasury stock at cost; 500 and 500 shares at December 31, 2014 and June 30, 2014, respectively	(3,453)	(3,453)
Additional paid-in capital	109,977	107,579
Retained earnings	175,728	160,068
Accumulated other comprehensive loss	(15,587)	(5,985)
Total stockholders' equity	267,463	259,003
Total liabilities and stockholders' equity	$875,556	690,815

Key Operating Statistics

	For the three months ended
	December 31,
	2014	2013
Average revenue per loaded mile (*)	$1.798	$1.632
Average revenue per total mile (*)	$1.598	$1.430
Average revenue per tractor per week (*)	$3,149	$2,880
Average miles per seated tractor per week(**)	1,971	2,014
Average seated line-haul tractors (**)	3,621	3,418
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.
Adjusted Trucking Revenue(^)	$183,394	$164,113
Asset Light Revenue	21,775	14,041
Intermodal Revenue	8,607	9,734
Other Revenue	8,596	5,708
Total Revenue	$222,372	$193,595
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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